Exhibit (p)(1)

Franklin Distributors, LLC

Broker-Dealer Personal Trading Policy

Revised September 13, 2021

SECTION 1. PURPOSE OF THE POLICY		2
1.1	Scope and Purpose	2
1.2	Statement of Principles	2
1.3	Prohibited Activities	2

SECTION 2. PERSONAL INVESTMENTS		3
2.1	Covered Accounts	3
2.2	Account Pre-Clearance Requirement	4
2.3	Securities Not Covered by the Policy	5
2.4	Prohibited Transactions for BRDL Employees	5
2.5	Reporting Requirements	6
2.6	Private Investments and Limited Offerings	6

SECTION 3. INSIDER TRADING		7
3.1	Policy on Insider Trading	7

SECTION 4. RELATED POLICIES		7
4.1	Related Policies	7

SECTION 5. REPORTING VIOLATIONS & WAIVERS		8
5.1	Violations of the Policy	8
5.2	Waivers of the Policy	8

SECTION 6. RECORD KEEPING		8
6.1	Books and Records	8

SECTION 7. KEY CONTROLS		9
7.1	Preventative Key Controls	9
7.2	Detective Key Controls	9
7.3	Corrective Key Controls	9

SECTION 8. KEY CONTACTS		10
8.1	Contacts	10

Appendix A: Instructions on how to pre-clear and report an account in PTA		11

SECTION 1. PURPOSE OF THE POLICY

1.1 Scope and Purpose

The Franklin Distributors, LLC Broker-Dealer Personal Trading Policy (the “Policy”) applies to the personal investment activities of all employees who hold an active FINRA registration with Franklin Distributors, LLC (“FD, LLC”). For purposes of this Policy, these FINRA Registered Representatives are referred to as “BRDL Employees”.

This Policy applies to all FINRA Registered Representatives not otherwise subject to an equal or more stringent policy.

Broker-Dealer Compliance reserves the right to adjust and/or grant exceptions to this Policy at any time based on facts and circumstances.

1.2 Statement of Principles

Franklin Templeton provides services to the “FT Funds” (including ETFs) and other client accounts (“Client Accounts”) that are advised or sub-advised by a Franklin Templeton investment adviser including the Specialized Investment Managers (“SIMs”).

The personal investment activities of BRDL Employees must be conducted in a manner to avoid actual or potential conflicts of interest with the FT Funds and Client Accounts. To the extent that a BRDL Employee learns of an investment opportunity because of his or her position with Franklin Templeton (e.g., internal or third- party research, Franklin Templeton or company sponsored conferences, or communications with company officers), the BRDL Employee must give preference to the FT Funds or Client Accounts.

Personal transactions in a security may not be executed, regardless of quantity, if the BRDL Employee has knowledge or even a presumed knowledge of, FT Fund or Client Account activity in proposed or pending trading activity of such security.

1.3 Prohibited Activities

BRDL Employees are prohibited from engaging or participating in any activity that has the potential to cause harm to an FT Fund or Client Account. Examples of prohibited activities include, but are not limited to:

•

Purchasing or selling a security on the basis of knowledge of a possible trade by or for an FT Fund or Client Account with the intent of personally profiting from, or avoiding a loss with respect to, personal holdings in the same or related securities[1];

[1]	For purposes of this Policy, the term “securities” also includes derivatives, such as futures, options and swaps.

•

Revealing to any other person (except in the normal course of the BRDL Employee’s duties on behalf of an FT Fund or Client Account) any information regarding actual or proposed securities transactions by any FT Fund or Client Account.; or

•

Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on an FT Fund or Client Account or engaging in any manipulative practice with respect to any FT Fund or Client Account.

SECTION 2. PERSONAL INVESTMENTS

2.1 Covered Accounts

Covered accounts include those which BRDL employees:

•	have or share investment control; or

•

have direct or indirect beneficial ownership. Generally, a person has a beneficial ownership in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary[2] interest in the security. BRDL Employees are presumed to have a pecuniary interest in securities held by members of their immediate family sharing the same household. Note that this may include children, parents, a spouse and/or a domestic partner[3].

•	Discretionary Accounts

•

Employees are permitted to open and maintain discretionary accounts subject to the required pre-approval. A discretionary account is when an investment professional exercises discretionary control over a customer’s account. These are also referred to as managed accounts.

Pre-approval includes:

(1)	Complying with the new-account pre-clearance requirement outlined in this Policy.

[2]

“Pecuniary interest” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Generally, a pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

[3]

“Domestic Partner” is defined as someone that you have a personal relationship and share a household with, share assets such as personal banking accounts, brokerage accounts with and/or share housing or childcare expenses with. If you are unsure as to whether this definition is applicable to you, please consult a member of Broker-Dealer Compliance.

(2)	Providing the terms of each account relationship (“Agreement”) in PTA. Note that any subsequent amendments must also be provided.

(3)

Certifying via PTA at the time such account relationship commences, that the BRDL Employee does not have direct or indirect influence or control over the account, other than the right to terminate the account.

Note: Where discretion is granted to a third-party broker-dealer, registered investment adviser, or other investment manager acting in a similar fiduciary capacity, the BRDL Employee must provide duplicate copies of confirmations and statements for all transactions effected in the account simultaneously with their delivery to Franklin Templeton. If a BRDL Employee’s discretionary account transacts in securities that are not reported by a duplicate confirmation, such transaction(s) must be reported on a Transactions Report via PTA no later than thirty days after the end of the calendar quarter.

If an account is no longer deemed a discretionary account, the BRDL employee must promptly notify Broker-Dealer Compliance to properly reflect the account in PTA.

2.2 Account Pre-Clearance Requirement

FINRA Rule 3210 requires firms to develop effective processes for supervision of the trading activities of their associated persons.

All covered accounts must be pre-cleared by Broker-Dealer Compliance prior to opening. This includes accounts held at another broker-dealer or financial institution and accounts held directly at the FT transfer agent. Examples include, but are not limited to, brokerage accounts, retirement accounts such IRAs and Roth IRAs, Franklin Templeton 401k and Self- directed brokerage accounts, former employer 401k accounts, college savings vehicles, etc. This does not include checking accounts. As a reminder, this requirement extends to all persons included in the BRDL Employee’s household as defined in Section 2.1 above

New BRDL Employees (either new to the firm or newly FINRA registered) must also complete account pre-clearance in advance of entering their accounts into PTA.

Accounts that can only hold non-FT affiliated open-end mutual funds do not need to be pre- cleared or reported. Examples of these include open-ended mutual funds held directly with Vanguard or American Funds, etc.

How to open a new account:

A ”New Account Request Form” must be submitted for review through PTA and approval to open an account must be received before pursuing the account opening. Once pre-approval is received and the account is subsequently opened, the BRDL Employee must return to PTA and add the covered account to their listed accounts.

Reference Appendix A for detailed instructions on account pre-clearance and how to report the account in PTA.

2.3 Securities Not Covered by the Policy

Certain types of securities are exempt from the Policy. These exempt securities include, direct obligations of the U.S. government, money market instruments, cryptocurrencies, non-fungible tokens and registered open-end funds that are not FT Funds or those managed by SIMs. Open-end mutual funds held directly with their issuer do not need to be reported. This does not include FT Funds or those managed by SIMs.

2.4 Prohibited Transactions for BRDL Employees

Trading that Conflicts with FT Funds or Client Accounts

BRDL Employees are prohibited from any trading activity that conflicts with the FT Funds’ or Client Accounts’ trading activity, if the BRDL Employee is aware that the FT Funds or Client Accounts are actively trading or contemplating trading in the security.

Examples of prohibited trading activities include:

•	“front running” or trading ahead of an FT Fund or Client Account; and

•	trading parallel to or against an FT Fund or Client Account while in possession of contemplated trading activity.

Short Sales of Securities Issued by Franklin Resources and Closed-end FT Funds

BRDL Employees are prohibited from effecting short sales, including “short sales against the box,” of securities issued by FRI (including BEN stock) or any closed-end FT Funds. This prohibition includes economically equivalent transactions such as call or put options, swap transactions or other derivatives.

Short-Term Trading in Open-End FT Funds

Franklin Templeton discourages short-term or excessive trading, often referred to as “market timing,” in shares of the open-end FT Funds. BRDL Employees must be familiar with and comply with the “Frequent Trading Policy” or its equivalent described in the prospectus of each open-end FT Fund in which they invest and must not engage in trading activity that might violate the purpose or intent of such Policy.

The FT Fund’s transfer agents and Fund Compliance teams monitor trading activity in shares of the FT Funds for trading patterns or behaviors that may constitute short-term or excessive trading.

Trading in BEN Stock

BRDL Employees who are designated as a “Covered Person” under the Franklin Resources, Inc. Trading Blackout Policy must adhere to certain blackout periods and restrictions set forth in that policy. These Covered Persons will receive a notice from the Corporate Secretary that they are subject to this Policy when they are added to the list and will receive reminder notices via email at the beginning and end of all blackout periods.

Initial Public Offerings and Initial Coin Offerings

BRDL Employees are prohibited from investing in securities sold in an initial public offering (“IPO”), initial coin offering (“ICO”), or a secondary offering by an issuer except for offerings of securities made by closed-end FT Funds advised or sub-advised by Franklin Templeton.

2.5 Reporting Requirements

All BRDL Employees must complete an Initial Broker Accounts Certification and an Initial Holdings Certification promptly after the date the person becomes licensed and receives notification of the requirement to do so. Additionally, they are required to complete an annual certification attesting that they have disclosed all applicable securities accounts and securities holdings and have complied with and will comply with the Policy. BRDL

Employees must ensure that their transactions are reflected in PTA by either maintaining an account at a financial institution that provides electronic feeds, or by manually uploading a copy of their monthly or quarterly statement. A current list of financial institutions that provide electronic feeds is maintained on the PTA dashboard.

BRDL Employees are responsible for promptly reporting any new accounts or holdings that have not been previously disclosed.

2.6 Private Investments and Limited Offerings

BRDL Employees must obtain pre-clearance from their Supervisor and Broker-Dealer Compliance before investing in a private placement or purchasing other securities in a limited offering. For example, investments in private or unregistered funds (i.e., hedge funds) are required to be pre-cleared under this Policy.

The Franklin Distributors, LLC Private Securities Transaction pre-clearance form is located on the Broker-Dealer Compliance SharePoint page.

Private Securities Transaction Approval Request Form

There are no reporting requirements in PTA unless the BRDL Employee is also a Covered Employee, Access or Portfolio Person. Covered Employees, Access Persons or Portfolio Persons should seek pre-approval in PTA in addition to the above Broker-Dealer Compliance requirement.

To confirm the designation, the BRDL Employee must click on their name in the top right toolbar on the PTA dashboard.

•	If this only lists “Broker Dealer”, the employee is only a BRDL Employee.

•	If this lists “Access Person” or “Covered Employee” or “Portfolio Person”, the BRDL Employee is subject to the FT Personal Investments and Insider Trading Policy in addition to this Policy.

SECTION 3. INSIDER TRADING

3.1 Policy on Insider Trading

Insider trading, or trading while in receipt of material non-public information, is against the law. Penalties are severe, both for individuals involved in such unlawful conduct and their employers. No BRDL Employee may engage in any trade while in possession of material non-public information or share material non-public information with others.

Material non-public information may be obtained by many means, both in connection with a BRDL Employee’s job functions (e.g. from meetings with company executives or consultations with expert networks) or independent of the BRDL Employee’s employment or relationship with Franklin Templeton (e.g. from friends or relatives).

BRDL Employees must keep confidential at all times any non-public information they may obtain about an FT Fund, including but not limited to information such as portfolio holdings, pricing or valuation of an FT Fund’s portfolio holdings, recent or impending securities transactions by an FT Fund, activities of an FT Fund’s investment advisers (SIMs), offerings of new FT Funds, changes to investment minimums, closings of FT Funds, changes to investment personnel, FT Fund flow activity, and information on current or prospective FT Fund shareholders.

If a BRDL Employee is unsure if the information they have about a company may be material and non-public they should promptly notify the Broker-Dealer Compliance CCO or their designee.

SECTION 4. RELATED POLICIES

4.1 Related Policies

In addition to this Policy, BRDL Employees are required to observe the Franklin Templeton Code of Ethics and Business Conduct Policy, the U.S. and non-U.S. employee handbooks (as applicable), and various other policies adopted by Franklin Templeton. The most conservative approach or limitation should prevail if there are varied processes or requirements. When in doubt, please seek guidance from Broker-Dealer Compliance.

Note that a BRDL Employee may also be designated as an Access Person, Covered Employee or Portfolio Person under the FT Personal Investments and Insider Trading Policy in addition to being a BRDL Employee. If a BRDL Employee is unclear if another Policy may be applicable to them, they should promptly contact Broker-Dealer Compliance for assistance.

SECTION 5. REPORTING VIOLATIONS & WAIVERS

5.1 Violations of the Policy

A BRDL Employee that violates this Policy will be sanctioned in a manner commensurate with the violation. Prescribed sanctions range from reminder memos to the disgorgement of profits and may include other sanctions, up to and including termination and reporting to regulatory authorities for more serious violations.

BRDL Employees are required to report violations of the Policy whether violation was committed by themselves or by others.

Several means are provided by which reports can be made including:

•	Broker-Dealer Compliance:

  finralicensedpersonaltrading@franklintempleton.com

•	Thomas Merchant, Corporate Ombudsman (410) 454-4415

Franklin Templeton will not allow retaliation against any BRDL Employee who has submitted a report of a violation of the Policy in good faith.

5.2 Waivers of the Policy

The Broker-Dealer Chief Compliance Officer (or their designee) may, in their discretion, waive compliance by any BRDL Employee of the provisions of the Policy based on facts and circumstances.

Any waiver granted will be documented and retained by Broker-Dealer Compliance.

SECTION 6. RECORD KEEPING

6.1 Books and Records

FINRA Rule 3210 requires firms to develop effective processes for supervision of the trading activities of their associated persons. Broker-Dealer Compliance pre-clears all requests for account openings at another Broker-Dealer or Financial Institution. This approval is retained electronically through email.

SECTION 7. KEY CONTROLS

7.1 Preventative Key Controls

•

BRDL Employees are responsible for complying with the Franklin Templeton Code of Ethics and Business Conduct Policy and this Broker Dealer Personal Trading Policy, in addition to any other applicable policies.

•	BRDL Employees are required to complete mandatory attestations in PTA at the time they become registered with the Firm.

•	BRDL Employees must complete annual certifications attesting to their holdings, accounts and Policy adherence.

•	The firm collects: (a) information on the BRDL Employee’s covered accounts; and (b) transaction confirmations and securities account statements.

•	All BRDL Employees must request and receive pre-approval prior to opening a new brokerage account as required by FINRA Rule 3210.

•	The firm conducts annual training to remind BRDL Employees of their obligations under these Policies.

7.2 Detective Key Controls

•	Broker-Dealer Compliance uses an automated system (PTA) to provide oversight and assist in monitoring BRDL Employee personal investments.

•	Broker-Dealer Compliance monitors all BRDL Employees to reasonably ensure that:

•	Registered persons notify Broker-Dealer Compliance prior to opening any required covered accounts; and

•	BRDL Employees give permission to obtain their trade confirmations and/or account statements or provide them manually.

•

Broker-Dealer Compliance, with assistance from The Code of Ethics Administration Group, monitor BRDL Employees for potential trading activities that conflict with internal policies governing personal trading. The Code of Ethics Administration Group notifies Broker-Dealer Compliance of any potential insider trading issues that includes a BRDL Employee.

7.3 Corrective Key Controls

•

Broker-Dealer Compliance, in consultation with the BRDL Employee’s Supervisory Principal will make a determination regarding any disciplinary action to be taken. This may include additional education and training up to and including possible termination from employment for violations associated with the Policy.

SECTION 8. KEY CONTACTS

8.1 Contacts

For questions related to this Policy, please contact:

finralicensedpersonaltrading@franklintempleton.com

Appendix A: Instructions on how to pre-clearand report an account in PTA

Pre-Clearance of a new covered account

•	Access Protegent PTA at: http://coeprod/pta/index.jsp

•	Click on the Forms tab.

•	Under Available Forms, click on the Start button next to New Account Preclearance Form – Broker Dealer Employees.

•	Complete form then select the Submit Form button.

•	Once you receive an approval through PTA you may open the account.

•	When you have a new account number – return to PTA and report the account.

•	Follow the instructions under Account Reporting in PTA.

Account Reporting in PTA

•	Access Protegent PTA at: http://coeprod/pta/index.jsp

•	Click on the Add Account button on your homepage.

•	Enter the account details and click Save.

Once you save the new account, you will be required to enter a New Broker Account Attestation and PTA.